Exhibit 4.75

(English Translation)

Supplementary Agreement

This Supplementary Agreement (the “Agreement”) is entered into by and among the following parties in Beijing on September 6, 2011:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd. (“Baidu Online”)
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party B:	Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”)
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party C:	Robin Yanhong Li
Party D:	Zhan Wang

In this Agreement, the parties are referred to as a “Party” individually and “Parties” collectively.

Whereas:

1. The Parties to the Agreement individually or jointly signed the following agreements/contracts or powers of attorney:

No.	Document Names	Signing Parties	Signing Dates
1	Technology Consulting and Services Agreement	Baidu Online, Baidu Netcom	March 22, 2005
2	Business Cooperation Agreement	Baidu Online, Baidu Netcom	March 22, 2005
3	Operating Agreement	Baidu Online, Baidu Netcom	March 22, 2005
4	Amended and Restated Exclusive Equity Purchase Option Agreement	Baidu Online, Robin Yanhong Li, Zhan Wang, Baidu Netcom	August 26, 2011
5	Equity Purchase Option Agreement for the Additional Shares after the Capital Increase	Baidu Online, Robin Yanhong Li, Baidu Netcom	February 10, 2006
6	Equity Purchase Option Agreement	Baidu Online, Robin Yanhong Li, Baidu Netcom	March 6, 2008
7	Proxy Agreement	Robin Yanhong Li, Zhan Wang, Baidu Online	August 26, 2011
8	Irrevocable Power of Attorney	Robin Yanhong Li	December 28, 2007

2. The Parties agree to enter into this Agreement to amend certain sections in the agreements/contracts or powers of attorney set out above.

NOW THEREFORE, The Parties hereby agree as follows:

1. The amended sections:

1.1 Technology Consulting and Services Agreement:

1.1.1 Section 7.2 is amended as: “7.2 The term of this Agreement shall be permanent, unless otherwise provided herein.”

1.1.2 Section 7.3 is amended as: “7.3 If the duration of operation of either party is expired within the term of this Agreement, such party shall renew the duration of operation in time so as to ensure the effectiveness and performance of this Agreement. If the renewal of the duration of operation is not approved or agreed by the competent authorities, the Agreement shall be terminated upon the expiration of such party’s duration of operation.”

1.1.3 Section 7.4 is deleted.

1.1.4 Section 8.1 is amended as: “8.1 [Blank]”.

1.2 Business Cooperation Agreement:

1.2.1 Section 4.2 is amended as: “4.2 The term of this Agreement shall be permanent, unless otherwise provided herein. If the duration of operation of either party is expired within the term of this Agreement, such party shall renew the duration of operation in time so as to ensure the effectiveness and performance of this Agreement. If the renewal of the duration of operation is not approved or agreed by the competent authorities, the Agreement shall be terminated upon the expiration of such party’s duration of operation.”

1.2.2 Section 4.3 is amended as: “4.3 During the term of this Agreement, Party B shall not terminate this Agreement, unless Party A has a gross negligence or fraud towards Party B. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.”

1.3 Operating Agreement:

1.3.1 Section 15 is amended as: “15 The term of this Agreement shall be permanent, unless otherwise provided herein. If the duration of operation of either party is expired within the term of this Agreement, such party shall renew the duration of operation in time so as to ensure the effectiveness and performance of this Agreement. If the renewal of the duration of operation is not approved or agreed by the competent authorities, the Agreement shall be terminated upon the expiration of such party’s duration of operation.”

1.3.2 Section 16 is amended as: “16 During the term of this Agreement, Party B shall not terminate this Agreement, unless Party A has a gross negligence or fraud towards Party B. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.”

1.4 Amended and Restated Exclusive Equity Purchase Option Agreement

1.4.1 Secion 5.2 is amended as: “Section 5.2 This Agreement shall be effective as of the date first set forth above, and terminated when all the shares held by Party B and Party C in Party D have been transferred to Party A and/or the Designated Persons pursuant to this Agreement.

1.5 Equity Purchase Option Agreement for the Additional Shares after the Capital Increase

1.5.1 Section 5.2 is amended as: “Section 5.2 This Agreement shall be effective as of the date first set forth above, and terminated when all the newly issued shares held by Party B have been transferred to Party A and/or the Designated Persons pursuant to this Agreement.”

1.6 Equity Purchase Option Agreement

1.6.1 Section 5.2 is amended as: “Section 5.2 This Agreement shall be effective as of the date first set forth above, and terminated when all the newly issued shares held by Party B have been transferred to Party A and/or the Designated Persons pursuant to this Agreement.”

1.7 Proxy Agreement

1.7.1 Section 9 is amended as: “9. The term of this Agreement shall be permanent, unless the Company terminates this Agreement in writing.”

1.8 Irrevocable Power of Attorney issued by Robin Yanhong Li

1.8.1 The last paragraph is amended as: “During the period that I am a shareholder of Baidu Netcom, this Power of Attorney is irrevocable and permanently effective from the date of this Power of Attorney, unless otherwise provided herein.”

2. Miscellaneous

2.1 The Effective Date

This Agreement shall be effective as of the date first set forth above.

2.2 The Applicable Laws

The conclusion, effectiveness, interpretation, performance, amendment, termination and dispute settlement shall be governed by PRC laws officially published and publicly available.

2.3 Language

This Agreement is executed in Chinese in four originals, each Party holding an original. All the originals shall have the same legal effect.

IN WITNESS WHEREOF, each party hereto have caused this Agreement to be duly executed by its legal representative on its behalf as of the date first set forth above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.	Party B: Baidu Netcom Science Technology Co., Ltd.

Legal Representative: /s/ Zhan Wang (with the company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)	Legal Representative: /s/ Legal Representative (with the company seal of Baidu Netcom Science Technology Co., Ltd.)
Party C: Robin Yanhong Li	Party D: Zhan Wang
Signature: /s/ Robin Yanhong Li	/s/ Zhan Wang

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